UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Genzyme Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note: This additional filing has been made to correct the date of the Annual Meeting of Shareholders and is otherwise the same in all respects.

May 11, 2005

Dear Shareholder:

        The May 26, 2005 Annual Meeting of Shareholders is just a couple of weeks away. This is a reminder to you that if you have not yet voted your proxy, please do so as soon as possible. Your vote is important to us, and we want to be sure it is received in time to be counted.

        At the annual meeting, shareholders are being asked to vote on five proposals. Details of these proposals can be found in the proxy statement that has previously been delivered to you.

        We are requesting your favorable vote on four company-sponsored proposals. First, we have nominated two directors for re-election to our board of directors, Robert J. Carpenter and Charles L. Cooney. Together, they have served on our board for thirty-three years, and provide both experience and depth in overseeing the company's strategies and operations. Second, we are asking shareholders to consider and ratify our audit committee's selection of PricewaterhouseCoopers LLP as auditors for the 2005 fiscal year. We believe that approval of these two proposals will continue to provide the independent oversight, diversity and transparency in our businesses that shareholders have come to expect.

        We are also asking our shareholders to support two proposals that relate to our equity compensation programs. One is an increase of shares available to be issued under our Employee Stock Purchase Plan. We ask shareholders to fund this program annually, and this year we are seeking an increase of 1,000,000 shares. The other is a proposal to increase the number of shares available to be issued under our 2004 Equity Incentive Plan. We are requesting an increase of 10,000,000 shares. Our analysis has shown that stock options are a critical component of compensation packages, and should continue to be a part of our overall compensation philosophy and program. We restrict the number of options we grant in any year to a percentage of our outstanding shares at the end of the previous year, currently 3.5%. In addition, our outstanding stock options as a percentage of shares outstanding has declined from 30% in 1996 to 15.9% at March 31, 2005, which is less than the median percentage for our peer group when we compare outstanding options as a percentage of shares outstanding. In 2004, our named executive officers were awarded 11% of all options granted, with 89% of our grants awarded across the rest of our employee population. Our plans for the coming year contemplate continuing to use broad-based stock option grants as part of our total compensation profile.

        As part of this compensation strategy, we are hoping to make a broad-based grant of stock options on May 26, 2005 to eligible employees who meet certain performance standards. Over the past three years, the size of the option grants for employees participating in the broad-based grant, including our executive officers, have decreased in size, and the size of the option grants for the 2005 grant are also expected to be reduced from what we have granted in the past. However, given our current share availability limitations and the 25% increase in our employee population last year, without shareholder approval of an increase in the shares reserve, we will not be able to make this broad-based option grant and have enough shares remaining to last until the May 2006 shareholders meeting.

        The remaining proposal included in the proxy statement is a shareholder proposal which relates to the classification of our board of directors. For the reasons outlined on pages 25 - 26 of the proxy statement, our board of directors is recommending shareholders vote "against" the shareholder-sponsored proposal.

        This year's proposals require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. It is our hope that you will support this year's company-sponsored proxy proposals. Your vote is very important, no matter how many or how few shares you may own. If you have not yet voted, please vote TODAY by telephone, by Internet, or by signing and returning the enclosed voting form in the postage-paid envelope provided. Whatever method you choose, we thank you for participating in this year's proxy process.

Sincerely,

/s/ SUSAN P. COGSWELL

Susan P. Cogswell
Director, Shareholder Relations